Exhibit (i)

ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

July 26, 2006

ProFunds

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of Broad Market ProFund, Dividend Equities ProFund, EqualOTC ProFund, UltraLatin America ProFund, Short Broad Market ProFund, Short Dividend Equities ProFund, Short EqualOTC ProFund, Short Asia ProFund, Short Europe 30 ProFund, UltraShort Latin America ProFund, Transportation UltraSector ProFund, Short Basic Materials ProFund, Short Biotechnology ProFund, Short Consumer Goods ProFund, Short Consumer Services ProFund, Short Financials ProFund, Short Health Care ProFund, Short Industrials ProFund, Short Oil Equipment, Services & Distribution ProFund, Short Technology ProFund, Short Telecommunications ProFund, Short Transportation ProFund and U.S. Government 10 ProFund (collectively, the “Shares”) pursuant to post-effective amendment No. 50 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s By-Laws, its Agreement and Declaration of Trust, as amended, the Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware) and such other documents as we deem necessary for the purposes of this opinion. We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP